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                                                                EXHIBIT 99(A)(1)

                                     [LOGO]

                                  CDnow, Inc.
                              1005 Virginia Drive
                       Ft. Washington, Pennsylvania 19034

July 26, 2000

Dear Shareholder:

    I am pleased to inform you that CDnow, Inc. entered into a merger agreement with Bertelsmann, Inc. providing for the commencement of a tender offer to purchase all outstanding shares of CDNOW common stock for $3.00 per share in cash by BINC Acquisition Corp., a wholly-owned subsidiary of Bertelsmann, Inc. The tender offer is conditioned upon, among other things, a minimum of a majority of CDNOW shares being tendered and not withdrawn and upon the receipt of required regulatory approvals. The tender offer will be followed by a merger in which each share of CDNOW common stock not purchased in the tender offer will be converted into the right to receive $3.00 in cash.

    THE CDNOW BOARD OF DIRECTORS DETERMINED THAT THE TERMS OF THE BERTELSMANN OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE CDNOW SHAREHOLDERS AND RECOMMENDS YOU ACCEPT THE OFFER AND TENDER YOUR SHARES OF CDNOW COMMON STOCK.

    In arriving at its recommendation, the board of directors considered a number of factors, as described in the attached Schedule 14D-9, including the opinion of CDNOW's financial advisor, Allen & Company Incorporated, that, as of the date of the opinion, the $3.00 per share of CDNOW common stock to be received in the tender offer and the merger is fair to the CDNOW shareholders from a financial point of view. A copy of the Allen & Company opinion is attached as Annex A hereto.

    Enclosed are BINC Acquisition Inc.'s Offer to Purchase, dated July 26, 2000 and related Letter of Transmittal. These documents set forth the terms and conditions of the tender offer. The Schedule 14D-9 describes in more detail the reasons for the CDNOW Board's conclusions and contains other information relating to the tender offer. Please consider this information carefully.

[SIGNATURE]

Jason Olim
PRESIDENT AND CHIEF EXECUTIVE OFFICER